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                                                                   EXHIBIT 99.0



                                                             PRESS RELEASE



DATE:    July 1, 1999
CONTACT: Alfred T. May, Chairman, President & CEO or
         William R. Falzone, Chief Financial Officer
         (727) 823-7300

FOR IMMEDIATE RELEASE

         St. Petersburg, Florida (July 1, 1999) -- Republic Bancshares Inc. (Nasdaq: REPB), parent company of Republic Bank, today announced that its Board of Directors, after completing a comprehensive review of strategic alternatives with its investment banker, has determined that it would be in the best interests of the Company's shareholders for the Company to remain independent for the foreseeable future. The Board has directed Republic's management team to continue pursuing the goals of the Company's business plan as outlined at Republic's annual meeting of shareholders. That business plan calls for a focus on commercial, consumer and small business lending while improving the Company's overall operating efficiency.

         Alfred T. May, President of the Bank, stated, "I am pleased with the progress the Bank has made during the first half of 1999 and the dedication and hard work of our staff toward achieving our goals."

         The Company also reported that it has completed the opening of 24 new branches in Pinellas, Collier, Marion, Broward, Volusia, Dade, Palm Beach, Hillsborough and Lee counties, bringing the total number of branch offices to
82. Total deposits at those new branches are $136 million. The Company has implemented its small business lending program, featuring centralized underwriting, with representatives in six key Florida markets. Loan demand in the Company's corporate banking and consumer lending operations remains strong with new loan originations approximating $155 million for the first five months of 1999. The Company has completed the restructuring of its mortgage banking operations, reducing the number of employees in that function from 736 at the end of 1998 to 138 currently. The Company plans further expense reductions in all areas during the last half of 1999.